EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of AxoGen, Inc. on Form S-3 (File Nos. 333-207829 and 333-195588) and Form S-8 (File Nos. 333-211660, 333-201238 and 333-177980) of our report dated March 1, 2017, appearing in this annual report on form 10-K of AxoGen, Inc. and Subsidiaries as of and for the years ended December 31, 2016 and 2015.

/s/ LURIE, LLP

Minneapolis, Minnesota
March 1, 2017